EXHIBIT 4.2.1

               AMENDED AND RESTATED CERTIFICATE OF FORMATION
                      OF PSE&G TRANSITION FUNDING LLC


                            AMENDED AND RESTATED
                          CERTIFICATE OF FORMATION

                                     OF

                        PSE&G TRANSITION FUNDING LLC

            AMENDED AND RESTATED CERTIFICATE OF FORMATION, dated
January 25, 2001 (as the same may be further amended, supplemented or otherwise modified and in effect from time to time, this "Certificate of Formation"), of PSE&G TRANSITION FUNDING LLC, a Delaware limited liability company (the "Company"), having its principal office at 80 Park Plaza, T-4D, Newark, New Jersey 07102.

            SECTION 1. CAPITALIZED TERMS. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed thereto in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 31, 2001 (the "Agreement"), as the same may be amended from time to time.

            SECTION 2. NAME. The name of the limited liability company is PSE&G Transition Funding LLC.

            SECTION 3. ADDRESS. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

            SECTION 4. TERM. The term of the Company shall continue until the Company is dissolved and liquidated in accordance with Delaware Limited Liability Company Act, chapter 18, title 6, sections 18-101 through 18-1109 of the Delaware Code (as amended, the "Act"), subject to Sections 6.03 and
9.05 of the Agreement. The existence of the Company as a separate legal entity shall continue until the cancellation of this Certificate of Formation in accordance with the Act.

            SECTION 5.  INDEPENDENT MANAGERS.

            (a) The Company shall have at all times at least two individuals who are each Independent Managers. The Independent Managers may not delegate their duties, authorities or responsibilities hereunder or under the Agreement. If any Independent Manager resigns, dies or becomes incapacitated, or such position is otherwise vacant, no action requiring the unanimous affirmative vote of the Managers shall be taken until a successor Independent Manager is appointed by the Member and qualifies and approves such action.

            (b) Notwithstanding any other provision of this Certificate of Formation or of the Agreement or any provision of law that otherwise so empowers the Company, the Member, any Manager or any other Person, the Company shall not, and neither the Member nor any Manager nor any other Person on behalf of the Company shall, without the prior unanimous consent of the Managers, including each of the Independent Managers, do any of the following: (i) engage in any business or activity other than those set forth in Article II of the Agreement; (ii) incur any indebtedness, other than the Bonds, obligations under agreements with third party credit enhancers and swap or hedge agreement counterparties relating to any Series of Bonds and ordinary course expenses as set forth in Article II of the Agreement, or assume or guarantee any indebtedness of any other entity;
(iii) make a general assignment for the benefit of creditors; (iv) file a petition commencing a voluntary bankruptcy case; (v) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (vi) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, or the entry of any order appointing a trustee, liquidator or receiver of it or of its assets or any substantial portion thereof; (vii) seek, consent to or acquiesce in the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its assets; (viii) consolidate or merge with or into any other entity or convey or transfer substantially all of its properties and assets substantially as an entirety to any entity, or (ix) amend the Agreement, this Certificate of Formation or take action in furtherance of any such action. With regard to any action contemplated by the preceding sentence, or with regard to any action taken or determination made at any time when the Company is insolvent, each Manager will, to the fullest extent permitted by law, owe its primary fiduciary duty to the Company (including the creditors of the Company).

            SECTION 6. SPECIAL MEMBERS. Upon the occurrence of any event that causes the Member to cease to be a member of the Company, each person acting as an Independent Manager pursuant to Section 5 hereof shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as a Special Member unless (i) a successor Special Member has been admitted to the Company as a Special Member by executing a counterpart to the Agreement, and (ii) such successor has also accepted its appointment as Independent Manager, provided, however, the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a substitute Member. Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member pursuant to this Section, each person acting as an Independent Manager pursuant to Section 5 hereof shall execute a counterpart to the Agreement. Prior to its admission to the Company as Special Member, each person acting as an Independent Manager pursuant to
Section 5 hereof shall not be a member of the Company.

            SECTION 7.  RIGHTS ON LIQUIDATION, DISSOLUTION OR WINDING UP.

            (a) In the event of any liquidation, dissolution or winding up of the Company, the Member shall be entitled to all remaining assets of the Company available for distribution to the Member after payment of all liabilities, debts and obligations of the Company to creditors, as set forth in Section 18-804 of the Act.

            (b) Neither the sale of all or substantially all of the property or business of the Company, nor the merger or consolidation of the Company into or with another Company or other entity, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purpose of this Section 7.

            (c) The commencement of a bankruptcy, insolvency, receivership or other similar proceeding by or against the Company or the Member shall not result in the dissolution of the Company or in the cessation of the interest of the Member in the Company. The withdrawal or resignation of the Member or the dissolution of the Member shall not, by itself, constitute a dissolution of the Company.

            (d) Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and
(ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

            (e) Notwithstanding any other provision of this Certificate of Formation or of the Agreement, the bankruptcy of the Member or any Special Member shall not cause the Member or Special Member, respectively, to cease to be a member of the Company, and upon the occurrence of such an event the business of the Company shall continue without dissolution.

            SECTION 8.  NO BANKRUPTCY PETITION; NO DISSOLUTION.

            (a) The Member hereby covenants and agrees that it shall not, prior to the date which is one year and one day after the termination of the Indenture and the payment in full of the Transition Bonds, any other amounts owed under the Indenture, including, without limitation, any amounts owed to third-party credit enhancers, and any amounts owed under any Hedge Agreement or Interest Rate Swap Agreement, acquiesce, petition or otherwise invoke or cause the Issuer to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Issuer under any federal or State bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Issuer, provided, however, that nothing in this
Section 8 shall constitute a waiver of any right to indemnification, reimbursement or other payment from the Company pursuant to the Agreement.

            (b) To the fullest extent permitted by law, the Member and each Manager and Special Member hereby covenants and agrees (or shall be deemed to have hereby covenanted and agreed) that, until all of the Bonds and all amounts owed under the Indenture have been paid in full, the Member and such Manager will not consent to, or make application for, or institute or maintain any action for, the dissolution of the Company under Section 18-801 or 18-802 of the Act or otherwise.

            (c) In the event that the Member, any Special Member or any Manager takes action in violation of this Section 8, the Company shall file an answer with the court or otherwise properly contest the taking of such action and raise the defense that the Member, the Manager or the Special Member, as the case may be, has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.

            (d) The provisions of this Section 8 shall survive the termination of the Agreement and the resignation, withdrawal or removal of the Member or any Manager or the Special Member.

            SECTION 9. CONFLICT. In the event of any conflict or inconsistency between the provisions of this Certificate of Formation and of the Agreement, the provisions of this Certificate of Formation shall govern.


            IN WITNESS WHEREOF, the undersigned has executed and delivered this Amended and Restated Certificate of Formation of PSE&G Transition Funding LLC this 25th day of January, 2001.


                             PSE&G TRANSITION FUNDING LLC

                              By: Public Service Electric and Gas Company,
                                      as sole Member



                              By:   /s/ James T. Foran
                                   --------------------------------------

                                   Name: James T. Foran
                                  Title: General Corporate Counsel of Public
                                         Service Electric and Gas Company